Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Prudential plc:

We consent to the incorporation by reference in the registration statement (No. 333-219863) on Form F-3 and the registration statements (No. 333-213731 and 333-228081) on Form S-8 of Prudential plc of our report dated 20 March 2020, with respect to the consolidated statements of financial position of Prudential plc as of 31 December 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended 31 December 2019, and the related notes, and the disclosures marked “audited” within the Group Risk Framework section on pages 70 to 90 of the 2019 Form 20-F of Prudential plc, and the condensed financial statement Schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of 31 December 2019, which report appears in the 31 December 2019 annual report on Form 20-F of Prudential plc.

/s/ KPMG LLP
KPMG LLP

London, UK
20 March 2020